UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

000-30237
(Commission File Number)

REGISTRATION STATEMENT FILED PURSUANT TO THE SECURITIES ACT OF 1933

Date of Report: October 21, 2005

VICTOR INUDSTRIES, INC.
(Exact name of registrant as specified in its charter)

Idaho	91-0784114
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

2005 STOCK INCENTIVE PLAN
(Full Title of Plan)

180 Southwest Higgins Ave
Missoula, MT 59803
(Address of principal executive offices including zip code)

(406) 549-2261
(Registrant’s telephone number, including area code)

n/a
(Former Name or Former Address, if Changed Since Last Report)

with a copy to:
Wade D. Huettel, Esq.
Law Office of Wade D. Huettel, Esq.
3580 Utah Street
San Diego, CA 92104
(619) 892-3006

Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share (1)	Proposed maximum Aggregate offering Price for this amended Form S-8 filing	Amount of Registration fee
Common Stock ($.0001 par value)	100,000,000	$.009	$900,000	$114.03
(1)
Bona fide estimate of maximum offering price solely for calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, based on the closing price of the registrant's common stock as of October 18, 2005, a date within five business days prior to the date of filing of this registration statement.

PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by Victor Industries, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by this reference:

(1)	The Company’s Annual Report filed on Form 10-KSB on July 27, 2005, and as amended on October 21, 2005;
(2)	The Company’s Quarterly Report for the quarter ended June 30, 2005 filed on Form 10-QSB on August 8, 2005, and as amended on October 21, 2005; and
(3)	The Company’s Quarterly Report for the quarter ended March 30, 2005 filed on Form 10-QSB on August 8, 2005, and as amended on August 9, 2005 and October 21, 2005.

Any statement contained in a document incorporated or deemed incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Securities are registered under Section 12(g) of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

Not Applicable

Item 6. Indemnification of Directors and Officers:

As permitted by the provisions of the Idaho General Business Corporation Law (the Idaho Code"), the Company has the power to indemnify an officer or director who, in their capacity as such, is made a party to any suit or proceeding, whether criminal, administrative or investigative, if such officer or director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, in the case of any criminal proceeding, the person had no reasonable cause to believe their conduct was unlawful. An officer or director shall be indemnified against expenses to the extent they have been successful on the merits or otherwise in defense of any action, suit or proceeding. Indemnification or advance expenses to an officer or director is available only to the extent as permitted under Sections 30-1-850 through 30-1-859 of the Idaho Code. Further, the Idaho Code permits a corporation to purchase and maintain liability insurance on behalf of its officers and directors. Presently, the Company does not carry such insurance.

Item 7. Exemption From Registration Claimed

Not Applicable.

Item 8. Exhibits

The following is a list of exhibits filed as part of this Registration Statement:

4.1 2005 Stock Option Plan
5.1  Opinion of the Law Office of Wade D. Huettel, Esq.
23.1  Consent of the Law Office of Wade D. Huettel, Esq. (included in Exhibit 5.1)
23.2  Consent of Peterson Sullivan

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining a liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf of the undersigned, thereunto duly authorized, in the City of Missoula, Montana, on October 21, 2005.

Victor Industries, Inc.

By: /s/ Lana Pope
CEO, Chairman & CFO

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Lana Pope	Chairman of the Board, Chief Executive Officer (Principal Financial and Accounting Officer)	October 21, 2005